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                                                                      EXHIBIT 21

                 SUBSIDIARIES OF AMERISOURCE HEALTH CORPORATION

     As of December 1, 1997, the subsidiaries of AmeriSource Health Corporation, together with their respective jurisdictions of incorporation, were as follows:


          Subsidiary                   Jurisdictions of Incorporation
          ----------                   ------------------------------
     AmeriSource Corporation                     Delaware